         ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
                                  OF
                       CASINOVATIONS INCORPORATED

Articles of Amendment to the Articles of Incorporation of Casinovations Incorporated are herein executed by said Corporation pursuant to the provisions of RCW 23B.10, as follows:
1.     The name of the Corporation is "Casinovations Incorporated".
2. The amendment to the Articles of Incorporation of said Corporation were duly approved by all the Directors of the Corporation in accordance with the provisions of RCW 23B.10.020 as follows:


                               Article II

The total authorized number of shares of this Corporation is ten million (I 0,000,000) shares. Each of such shares shall have a par value of $.001.

1. The date of the adoption of said amendment by the shareholders of the Corporation is October 2,
1996.
2. This Amendment was unanimously adopted by the Board of Directors without Shareholder approval pursuant to RCW 23B.10.020.
3 . The number of Directors voting for and against said amendment, respectively, was as follows:

Director Votes
For Amendment                  All six (6) Directors
Against Amendment		    Zero Directors

4. The amendment does not provide for cancellation, exchange, or reclassification of issued shares of the Corporation.

DATED this 2nd day of October, 1996.

CASINOVATIONS INCORPORATED

By:  Randy D. Sines
President & Member of Board of Directors